Exhibit 99.1

Time Inc. Announced Agreement for Sale of Blue Fin Building in U.K. for 415 Million GBP

Time Inc. Board of Directors has Authorized Stock Repurchases of up to $300 Million and Debt Repayments of up to $200 Million Contingent on the Sale of the Blue Fin Building

Time Inc.'s Digital Advertising Revenues Grew Strongly–Up 27% Year-Over-Year Excluding Dispositions and FX

Time Inc.'s Cost & Efficiency Efforts Are Running Ahead of Expectations

Time Inc. Began Moving Into New Downtown Manhattan Headquarters in October; Move to Result in $50 Million of Annual Real Estate Savings Beginning in 2016

NEW YORK, November 5, 2015 - Time Inc. (NYSE:TIME) reported financial results for its third quarter ended September 30, 2015.
Time Inc. Chairman and CEO Joe Ripp said, "Time Inc. is building capabilities and new revenue opportunities in the fastest growing areas of media including video, native, live media, data and programmatic. We are expanding our world-class brands, premium content and deeply engaged audiences into new revenue streams. We are aggressively moving the company forward to build the world's most influential media network."

Results Summary
In millions (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP Measures
Revenues	$773	$821	$2,226	$2,386
Goodwill impairment	952	—	952	26
Operating income (loss)	(899)	106	(833)	(35)
Net income (loss)	(913)	48	(898)	(58)
Diluted EPS	(8.30)	0.44	(8.17)	(0.53)
Cash provided by operations	84	90	127	170

Non-GAAP Measures
Adjusted OIBDA	$113	$144	$281	$321
Adjusted Net Income	40	45	63	94
Adjusted Diluted EPS	0.32	0.41	0.53	0.86
Free Cash Flow	15	83	(5)	140
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

THIRD QUARTER 2015 RESULTS

Revenues for the third quarter of 2015 decreased $48 million or 6% versus the year-earlier quarter to $773 million. The stronger U.S. dollar relative to the British pound had an $8 million adverse impact on Revenues for the quarter ended September 30, 2015. Results for the quarter ended September 30, 2014 included $6 million of revenues from our disposed Mexico-based operations, Grupo Editorial Expansión ("GEX") and were adversely impacted by $3 million from the wholesaler transition first announced in May 2014. Excluding the impacts of U.S. dollar/British pound exchange rate changes, the GEX disposition and the wholesaler transition, Revenues would have decreased 5%.

Advertising Revenues decreased $30 million or 7% in the third quarter of 2015 from the year-earlier quarter to $398 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Advertising revenues. Results for the quarter ended September 30, 2014 included $5 million of Advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Advertising revenues would have decreased 5%.

Print and Other Advertising Revenues decreased $44 million or 12% in the third quarter of 2015 from the year-earlier quarter to $319 million. The quarter ended September 30, 2014 included $3 million of Print and other advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Print and other advertising revenues would have decreased 11%. The decrease was driven principally by a decline in advertising pages sold primarily due to the continuing trend of advertisers shifting advertising spending from print to other media, and by lower average price per page of advertising sold primarily due to the category mix of advertisers. Our domestic titles experienced advertising declines in the beauty, fashion/retail and financial categories, partially offset by strong sales in the technology/telecommunications and food categories.

Digital Advertising Revenues increased $14 million or 22% in the third quarter of 2015 from the year-earlier quarter to $79 million. The quarter ended September 30, 2014 included $2 million of Digital advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Digital advertising revenues would have increased 27%, reflecting strong growth in video and programmatic sales. Time Inc. served 116 million multiplatform unique visitors during September 2015 in the U.S., up 24% since September 2014.

Circulation Revenues, which comprise subscription, newsstand and other circulation revenues, decreased $18 million or 6% in the third quarter of 2015 from the year-earlier quarter to $261 million. The stronger U.S. dollar relative to the British pound adversely impacted Circulation revenues by $6 million. Results for the quarter ended September 30, 2014 were adversely impacted by $2 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the wholesaler transition, Circulation revenues would have decreased 5% as a result of the continued shift in consumer preferences from print to digital media.

Subscription Revenues decreased $6 million or 3% in the third quarter of 2015 from the year-earlier quarter to $168 million. The stronger U.S. dollar relative to the British pound adversely impacted Subscription revenues by $2 million. Excluding the impact of U.S. dollar/British pound exchange rate changes, Subscription revenues would have decreased 2%.

Newsstand Revenues decreased $12 million or 12% in the third quarter of 2015 from the year-earlier quarter to $86 million. The stronger U.S. dollar relative to the British pound had a $4 million adverse impact on Newsstand revenues. Newsstand revenues for the third quarter of 2014 were adversely impacted by $2 million from the wholesaler transition. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the wholesaler transition, Newsstand revenues would have decreased 10%.

Other Revenues, which include marketing and support services provided to third parties, events, licensing and branded book publishing, remained flat in the third quarter of 2015 from the year-earlier quarter at $114 million. Declines at our book publishing business were offset by the benefit of acquisitions.

Revenues Summary
In millions	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Print and other advertising	$319	$363	$942	$1,068
Digital advertising	79	65	229	211
Advertising revenues	398	428	1,171	1,279

Subscription	168	174	499	525
Newsstand	86	98	245	267
Other circulation	7	7	21	15
Circulation revenues	261	279	765	807

Other revenues	114	114	290	300

Revenues	$773	$821	$2,226	$2,386

Costs of Revenues, which consist of Production costs, Editorial costs and Other costs (including production overhead costs), decreased $12 million or 4% in the third quarter of 2015 from the year-earlier quarter to $310 million. The stronger U.S. dollar relative to the British pound had a $4 million favorable impact on Costs of revenues for the quarter ended September 30, 2015. Results for the third quarter of 2014 included $2 million of costs from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Costs of revenues would have decreased 2%.

Production costs decreased $12 million or 7% from the year-earlier quarter to $168 million. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Production costs would have decreased 6%, primarily driven by lower volume of pages produced.

Editorial costs decreased $13 million or 12% from the year-earlier quarter to $100 million. The stronger U.S. dollar relative to the British pound had a $3 million favorable impact on Editorial costs for the quarter ended September 30, 2015. Results for the third quarter of 2014 included $2 million of Editorial costs from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Editorial costs would have decreased 7%, primarily driven by savings from previously announced cost savings initiatives, partially offset by digital investments.

Other costs of revenues increased $13 million or 45% from the year-earlier quarter to $42 million. Excluding the impact of the GEX disposition, Other costs would have increased 40%, driven primarily by costs associated with growth initiatives and the operations of acquired businesses.

Selling, General and Administrative Expenses ("SG&A") increased $2 million or 1% from the year-earlier quarter to $359 million. The stronger U.S. dollar relative to the British pound benefited SG&A by $3 million for the quarter ended September 30, 2015. Results for the third quarter of 2014 included $4 million of SG&A from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, SG&A would have increased 3% driven by expenses associated with growth initiatives and the operations of acquired businesses, $11 million of incremental real estate related expenses associated with the upcoming relocation of our corporate headquarters and the leaseback of properties in Birmingham, AL and Menlo Park, CA, a portion of which is associated with temporary space, and $6 million in noncash realized pretax losses in connection with the settlement of our domestic excess pension plan, partially offset by benefits realized from previously announced cost savings initiatives. In addition to the $6 million for the settlement of our domestic excess pension plan, also included in SG&A for the quarters ended September 30, 2015 and 2014 were $3 million and $2 million, respectively, of other costs related to acquisitions and dispositions which have been excluded from our Adjusted OIBDA calculation.

Adjusted OIBDA of $113 million for the quarter ended September 30, 2015 represented a decrease of $31 million from the comparable quarter of 2014 primarily due to lower Revenues, partially offset by lower Costs of revenues. The wholesaler transition adversely impacted Adjusted OIBDA during the three months ended September 30, 2014 by $3 million.

Restructuring and Severance Costs was a charge of $8 million and a benefit of $6 million for the quarters ended September 30, 2015 and 2014, respectively. Restructuring and severance costs in 2015 related to headcount reductions and real estate consolidations.

Goodwill Impairment was a noncash pretax charge estimated at $952 million during the three months ended September 30, 2015. This noncash charge was a result of the recent decline in our publicly traded share price during the third quarter of 2015 and recent trends in advertising and circulation revenues. In addition, the fair value of the Blue Fin Building was significantly above its carrying value which contributed to the noncash goodwill impairment charge. This is our preliminary estimate of the noncash charge and adjustments to the estimate may be recorded in the fourth quarter of 2015 as we finalize the impairment review.

Operating Income (Loss) was a loss of $899 million for the quarter ended September 30, 2015 versus income of $106 million for the quarter ended September 30, 2014. Operating loss for the quarter ended September 30, 2015 was the result of the Goodwill impairment charge.

Net Income (Loss) was a loss of $913 million for the third quarter ended September 30, 2015 versus income of $48 million for the third quarter ended September 30, 2014. Adjusted net income declined to $40 million in the quarter ended September 30, 2015 compared to Adjusted net income of $45 million a year earlier. Diluted EPS was a loss of $8.30 versus income of $0.44 per common share in the prior year comparable quarter. Adjusted diluted EPS was $0.32 versus $0.41 in the prior year comparable quarter.

Free Cash Flow was $15 million for the quarter ended September 30, 2015 versus $83 million for the third quarter of 2014 and an outflow of $5 million versus an inflow of $140 million for the nine months ended September 30, 2015 and 2014, respectively, primarily reflecting higher capital expenditures associated with our upcoming real estate relocations.

On September 15, 2015 we paid a dividend of $21 million or $0.19 per common share to stockholders of record as of the close of business on August 31, 2015.

On November 5, 2015, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on November 30, 2015, payable December 15, 2015.

On October 30, 2015, we entered into a definitive agreement to sell the Blue Fin Building, our principal executive offices in the U.K., for 415 million British pounds ("GBP"). The sale is expected to be consummated in the fourth quarter of 2015.

Effective upon consummation of the sale of the Blue Fin Building, our Board of Directors has authorized common stock repurchases of up to $300 million and principal debt repayments and/or repurchases of up to $200 million. The authorization expires on December 31, 2017, subject to the extension or earlier termination by our Board. Under the stock repurchase authorization, Time Inc. may repurchase shares in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Act of 1933. The extent to which Time Inc. repurchases its shares or repays its debt, and the timing of such transactions, will depend upon a variety of factors, including market and industry conditions, regulatory requirements and other corporate considerations, as determined by the Company from time to time. The authorization may be suspended or discontinued at any time without notice. The Company expects to finance the purchases and repayments out of working capital and/or cash balances made available as a result of the sale of the Blue Fin Building.

OUTLOOK

We have narrowed the ranges for our 2015 outlook from previously issued guidance as follows:

$ in millions
	2014 Actual	Previous Full Year 2015 Outlook Range			Current Full Year 2015 Outlook Range
Revenues – as reported	(2.2%)	(3%)	to	(6%)	(5%)	to	(6%)
Revenues(1)	(5.3%)	(1.5%)	to	(4.5%)	(3.5%)	to	(4.5%)
Impact of 2014 wholesaler transition	($22)	70 bps			70 bps
Forecasted impact of stronger USD(2)	—	(120) bps			(120) bps

Adjusted OIBDA	$524	$440	to	$490	$440	to	$470
Impact of 2014 wholesaler transition	($30)	—			—
One-time real estate expense	—	($45)			($40)
Investment spending, net	—	($45)			($40)

Capital expenditures	$41	$210	to	$220	$175	to	$185
Real estate related(3)	$9	$140	to	$150	$115	to	$125
Core & growth	$32	$70			$60

(1)
The 2014 actual Revenues percentage change excludes the impact of the AMG acquisition and the CNNMoney.com and GEX dispositions. The Full Year 2015 Outlook Revenues percentage change excludes the impact of the dispositions.

(2)
The Previous Full Year 2015 Outlook assumed USD to GBP exchange rate of 1.52 for the remainder of the year. The Current Full Year 2015 Outlook assumes USD to GBP exchange rate of 1.54 for the remainder of the year.

(3)
The Previous Full Year 2015 Outlook included capital expenditures of $185 million to $195 million offset by $45 million of tenant improvement allowances. The Current Full Year 2015 Outlook includes capital expenditures of $160 million to $170 million offset by $45 million of tenant improvement allowances.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EST on Thursday, November 5, 2015.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA") and adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Adjusted Net Income is Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is Diluted net income (loss) per common share from continuing operations excluding the above items.

Free Cash Flow is defined as cash provided by (used in) operations less Capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.

We believe that the presentation of OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income (loss) per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We have been extending the power of our brands through various investments and acquisitions, including the formation of Sports Illustrated Play, a new business devoted to youth and amateur sports, and the acquisition of inVNT, a company that specializes in live media. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$265	$519
Short-term investments	60	—
Receivables, less allowances of $232 and $255 at September 30, 2015 and December 31, 2014, respectively	428	488
Inventories, net of reserves	42	48
Deferred tax assets	56	84
Prepaid expenses and other current assets	186	117
Total current assets	1,037	1,256

Property, plant and equipment, net	439	369
Intangible assets, net	1,064	1,085
Goodwill	2,249	3,117
Other assets	92	73
Total assets	$4,881	$5,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$541	$621
Deferred revenue	454	458
Current portion of long-term debt	7	7
Total current liabilities	1,002	1,086

Long-term debt	1,364	1,368
Deferred tax liabilities	320	313
Deferred revenue	89	94
Other noncurrent liabilities	197	168

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 109.77 million and 109.05 million shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,619	12,665
Accumulated deficit	(10,524)	(9,626)
Accumulated other comprehensive loss, net	(187)	(169)
Total stockholders' equity	1,909	2,871
Total liabilities and stockholders' equity	$4,881	$5,900

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Advertising
Print and other advertising	$319	$363	$942	$1,068
Digital advertising	79	65	229	211
Total advertising	398	428	1,171	1,279
Circulation
Subscription	168	174	499	525
Newsstand	86	98	245	267
Other circulation	7	7	21	15
Total circulation	261	279	765	807
Other	114	114	290	300
Total revenues	773	821	2,226	2,386
Costs of revenues
Production costs	168	180	504	546
Editorial costs	100	113	282	332
Other	42	29	90	78
Total costs of revenues	310	322	876	956
Selling, general and administrative expenses	359	357	1,080	1,116
Amortization of intangible assets	21	19	60	58
Restructuring and severance costs	8	(6)	22	164
Asset impairments	—	—	—	26
Goodwill impairment	952	—	952	26
Depreciation	22	25	69	77
(Gain) loss on operating assets	—	(2)	—	(2)
Operating income (loss)	(899)	106	(833)	(35)
Interest expense, net	19	19	58	31
Other (income) expense, net	(2)	3	3	(1)
Income (loss) before income taxes	(916)	84	(894)	(65)
Income tax provision (benefit)	(3)	36	4	(7)
Net income (loss)	$(913)	$48	$(898)	$(58)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$(8.30)	$0.44	$(8.17)	$(0.53)
Weighted average basic common shares outstanding	110.00	109.15	109.80	109.03
Diluted net income (loss) per common share	$(8.30)	$0.44	$(8.17)	$(0.53)
Weighted average diluted common shares outstanding	110.00	109.74	109.80	109.03

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$(898)	$(58)
Adjustments to reconcile net income (loss) to cash provided by operations
Depreciation and amortization	129	135
Amortization of deferred financing costs and discounts on indebtedness	3	1
(Gain) loss on pension settlement	6	—
Asset impairments	—	26
Goodwill impairment	952	26
(Gain) loss on operating assets	—	(2)
(Gain) loss on non-operating assets	(2)	—
(Gain) loss on equity method of investee companies, net of cash distributions	8	4
Equity-based compensation expense	28	25
Deferred income taxes	32	(17)
Changes in operating assets and liabilities
Receivables	73	66
Inventories	5	(2)
Prepaid expenses and other current assets	(90)	(56)
Accounts payable and accrued liabilities	(121)	(7)
Other, net	2	29
Cash provided by operations	127	170

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(115)	(18)
Divestitures of (investments in) equity affiliates	1	(11)
Proceeds from dispositions	4	41
(Purchases) sales of short-term investments, net	(60)	—
Capital expenditures	(132)	(30)
Cash used in investing activities	(302)	(18)

FINANCING ACTIVITIES
Proceeds from the issuance of debt	—	1,377
Financing costs	—	(13)
Principal payments on Term Loan	(5)	(2)
Withholding taxes paid on equity-based compensation	(12)	—
Excess tax benefits from equity-based compensation	1	—
Dividends paid	(63)	—
Transfer to Time Warner in connection with Spin-Off	—	(1,400)
Net transfers from Time Warner	—	166
Cash (used in) provided by financing activities	(79)	128
Effect of exchange rate changes on Cash and cash equivalents	—	(1)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(254)	279
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	519	46
CASH AND CASH EQUIVALENTS, END OF PERIOD	$265	$325

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(34)	$(27)
Cash Paid for Interest	$(44)	$(8)

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating income (loss)	$(899)	$106	$(833)	$(35)
Depreciation	22	25	69	77
Amortization of intangible assets	21	19	60	58
OIBDA(1)	(856)	150	(704)	100
Asset impairments	—	—	—	26
Goodwill impairment	952	—	952	26
Restructuring and severance costs	8	(6)	22	164
(Gain) loss on operating assets	—	(2)	—	(2)
Pension plan settlements/curtailments(2)	6	—	6	—
Other costs(3)	3	2	5	7
Adjusted OIBDA(4)	$113	$144	$281	$321
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	Pension plan settlement charges in connection with our domestic excess pension plan are included within Selling, general and administrative expenses within the Statements of Operations.

(3)	Other costs related to acquisitions and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(916)	$3	$(913)	$84	$(36)	$48
Goodwill impairment	952	(11)	941	—	—	—
Restructuring and severance costs	8	(2)	6	(6)	2	(4)
(Gain) loss on operating assets	—	—	—	(2)	—	(2)
Pension settlements/curtailments	6	(2)	4	—	—	—
Other costs	3	(1)	2	2	1	3
Adjusted Net Income(2)	$53	$(13)	$40	$78	$(33)	$45

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(894)	$(4)	$(898)	$(65)	$7	$(58)
Asset impairments	—	—	—	26	(10)	16
Goodwill impairment	952	(11)	941	26	3	29
Restructuring and severance costs	22	(8)	14	164	(61)	103
(Gain) loss on operating assets	—	—	—	(2)	—	(2)
Pension settlements/curtailments	6	(2)	4	—	—	—
Other costs	5	(1)	4	7	(1)	6
(Gain) loss on non-operating assets(1)	(2)	—	(2)	—	—	—
Adjusted Net Income(2)	$89	$(26)	$63	$156	$(62)	$94
______________

(1)
Gain on non-operating assets during the nine months ended September 30, 2015 related to assets acquired in connection with the purchase of the remaining 50% interest in a U.K. joint venture and are reflected within Other (income) expense, net on the Statements of Operations.

(2)
Adjusted Net Income is defined as Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Diluted EPS	$(8.30)	$0.44	$(8.17)	$(0.53)
Asset impairments	—	—	—	0.15
Goodwill impairment	8.51	—	8.51	0.27
Restructuring and severance costs	0.05	(0.04)	0.13	0.94
(Gain) loss on operating assets	—	(0.02)	—	(0.02)
Pension plan settlements/curtailments	0.04	—	0.04	—
Other costs	0.02	0.03	0.04	0.05
(Gain) loss on non-operating assets	—	—	(0.02)	—
Adjusted Diluted EPS(1)(2)	$0.32	$0.41	$0.53	$0.86
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(1)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

(2)
For periods in which we were in a net loss position, we have used the expected diluted shares in the calculation of Adjusted Diluted EPS as if we were in a net income position, without giving effect to the impact of participating securities.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash provided by operations	$84	$90	$127	$170
Less: Capital expenditures	(69)	(7)	(132)	(30)
Free Cash Flow(1)	$15	$83	$(5)	$140
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(1)
Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures include $54 million and $103 million for the three and nine months ended September 30, 2015, respectively, associated with our upcoming real estate relocations.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2015 OUTLOOK
(Unaudited; in millions)

		Previous 2015 Outlook		Current 2015 Outlook
	2014 Actual	Low	High	Low	High
Operating income (loss)	$180	$85	$100	$(875)	$(865)
Depreciation	101	100	110	95	95
Amortization of intangible assets	78	75	80	80	80
OIBDA(1)	$359	$260	$290	$(700)	$(690)
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions and dispositions(2)	165	180	200	1,140	1,160
Adjusted OIBDA(3)	$524	$440	$490	$440	$470
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(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)
Our Previous 2015 Outlook primarily relates to a noncash charge in 2015 related to exit costs in connection with our corporate headquarters relocation. Our Current 2015 Outlook also includes the impact of a noncash Goodwill impairment charge.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.